SUB-ITEM 77I

         Effective August 15, 2003, the MFS Government Securities Fund created a class of shares designated as "Class R2 Shares" and the shares previously designated as Class R shares was re-designated as "Class R1 Shares". Such description is reflected in the Certification of Amendment to the Declaration of Trust under Exhibit 77Q1(a)(i).